EXHIBIT 23.2
Consent of Killman, Murrell & Company, P.C., Independent Registered Public Accounting Firm
We consent to the incorporation in the Registration Statement (Form S-1) and the incorporation by reference in the Registration Statement (Form S-8, No. 333-134308) pertaining to Stinger Systems, Inc. of our report dated March 30, 2007, with respect to the financial statements of Stinger Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We also consent to the reference to us and to our report dated March 30, 2007 under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/Killman, Murrell & Company, P.C.
Houston, Texas
October 9, 2007